Exhibit 10.24
AGREEMENT AND RELEASE
IT IS HEREBY AGREED by and between Glenn Tobin (“Employee”) and The Corporate Executive Board Company (“CEB”), for the good and sufficient consideration set forth below, as follows:
1. Employee resigns his employment with CEB, and CEB accepts Employee’s resignation, effective March 31, 2009 (the “date of separation”). Employee agrees to comply with CEB’s policies and procedures and, as requested by CEB, to continue to work and to perform all duties in a professional and satisfactory manner and to provide assistance in the transition of Employee’s responsibilities through and including the date of separation. Subject to Employee’s compliance with these conditions and the remaining provisions of this Agreement and Release, CEB agrees:
(a) (i) to employ Employee through the date of separation and (ii) to make available to Employee, at CEB’s expense, outplacement services through a provider designated by CEB for a period of nine (9) months commencing no later than the date of separation;
(b) (i) to provide Employee with salary continuation at Employee’s current salary rate, minus applicable withholdings and deductions, from the date following the date of separation through and including March 31, 2010 (ii) to pay the employer portion of any Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premium, or any Retiree Medical Plan premium, through and including March 31, 2010 if Employee elects COBRA or Retiree Medical coverage; and
(c) to pay to Employee a bonus in the amount of $120,000, minus applicable withholdings and deductions, on or about May 29, 2009. (This amount includes Employee’s 2008 bonus and a pro rata bonus for 2009.)
Employee’s benefits will be governed by applicable plan terms. (Employee may elect to continue health insurance coverage, following the date of separation at Employee’s own expense, in accordance with the provisions of COBRA, regardless of whether Employee enters into this Agreement and Release.)
2. Employee acknowledges receipt of any salary, wages, incentives, bonuses, commissions and any other type of compensation, as well as payment for accrued, unused paid time off, where mandated by law, due to Employee, and Employee acknowledges that Employee has been paid in full and is owed no additional compensation of any kind, for work performed through and including the last paycheck prior to the date of this Separation Agreement. Employee further acknowledges that, as of the date of Employee’s signing of this Agreement and Release, Employee has sustained no injury or illness related in any way to Employee’s employment with CEB for which a workers compensation claim has not already been filed.
3. In return for CEB’s agreement to provide Employee with the consideration referred to in Paragraph 1, Employee, for Employee and Employee’s heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents, and Employee’s and their assigns, successors and predecessors, hereby releases and forever discharges CEB and its parents, subsidiaries and affiliates, its and their officers, directors, employees, members, agents, attorneys and representatives, and the predecessors, successors and assigns of each of the foregoing (collectively, the “Released Parties”) from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or equity, known or unknown, Employee ever had, now has, or may have against the Released Parties as of the date of Employee’s signing of this Agreement and Release. This release includes, but is not limited to, any claims alleging breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent supervision or retention, violation of the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Virginia Human Rights Act or the Arlington County Human Rights Ordinance, claims pursuant to any other federal, state or local law regarding discrimination, harassment or retaliation based on age, race, sex, religion, national origin, marital status, disability, sexual orientation or any other unlawful basis or protected status or activity, and claims for alleged violation of any other local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the terms and conditions of, and/or the cessation of Employee’s employment with and by CEB. This release does not include claims that may not be released under applicable law.

4. Employee agrees not only to release and discharge the Released Parties from any and all claims against the Released Parties that Employee could make on Employee’s own behalf, but also those which may have been or may be made by any other person or organization on Employee’s behalf. Employee specifically waives any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against any of the Released Parties based on any acts or omissions occurring on or before the date of Employee’s signing of this Agreement and Release. If Employee is asserted to be a member of a class in a case against any of the Released Parties based on any acts or omissions occurring on or before the date of Employee’s signing of this Agreement and Release, Employee shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so. Employee agrees that Employee will not encourage or assist any person in filing or pursuing any proceeding, action, charge, complaint, or claim against the Released Parties, except as required by law.
5. This Agreement and Release is not intended to interfere with Employee’s exercise of any protected, nonwaivable right, including Employee’s right to file a charge with the Equal Employment Opportunity Commission or other government agency. By entering into this Agreement and Release, however, Employee acknowledges that the consideration set forth herein is in full satisfaction and is inclusive of any and all amounts, including but not limited to attorneys’ fees, to which Employee might be entitled or which may be claimed by Employee or on Employee’s behalf against the Released Parties and Employee is forever discharging the Released Parties from any liability to Employee for any acts or omissions occurring on or before the date of Employee’s signing of this Agreement and Release.
6. Neither this Agreement and Release, nor anything contained herein, shall be construed as an admission by the Released Parties of any liability or unlawful conduct whatsoever. The parties hereto agree and understand that the consideration set forth in Paragraph 1 is in excess of that which CEB is obligated to provide to Employee, and that it is provided solely in consideration of Employee’s execution of this Agreement and Release. CEB and Employee agree that the consideration set forth in Paragraph 1 is sufficient consideration for the release being given by Employee in Paragraphs 3, 4 and 5, and for Employee’s other promises herein.
7. Employee will direct all requests for references to Melody Jones, Chief Human Resources Officer. Ms. Jones will confirm Employee’s job title, dates of employment and Employee’s salary. Employee agrees to refrain from making statements that may reasonably be construed as disparaging of the Released Parties, and CEB agrees that its Corporate Leadership Team will refrain from making statements that may reasonably be construed as disparaging of Employee.
8. Employee agrees not to use, disclose to others, or permit anyone access to any of CEB’s trade secrets or confidential or proprietary information without CEB’s express consent, and to return immediately to CEB all CEB property upon termination of Employee’s employment. Employee shall not retain any copy or other reproduction whatsoever of any CEB property after the termination of Employee’s employment. Employee will also comply with the Employer Protection Agreement executed by Employee on April 19, 2007. The parties agree that Employee will be deemed to have “voluntarily resigned” for purposes of the Employer Protection Agreement.
9. Following the date of separation, Employee agrees to provide such reasonable assistance as CEB may request with respect to matters relating to Employee’s work for CEB, provided that, if such assistance is requested after March 31, 2010, CEB provides reasonable compensation to Employee for time and expenses incurred in providing such assistance to CEB.
10. Each party shall bear its own costs and attorneys’ fees, if any, incurred in connection with this Agreement and Release.
11. This Agreement and Release contains the full agreement of the parties and may not be modified, altered, changed or terminated except upon the express prior written consent of CEB and Employee or their authorized agents. It expressly supersedes all prior agreements and understandings between the parties with respect to its subject matter, including but not limited to the Severance Agreement dated July 30, 2004. For the avoidance of doubt, the parties agree that the Indemnity Agreement dated March 6, 2008, remains in force.

12. Employee acknowledges and agrees that: (a) no promise or inducement for this Agreement and Release has been made except as set forth in this Agreement and Release; (b) this Agreement and Release is executed by Employee without reliance upon any statement or representation by CEB except as set forth herein; (c) Employee is legally competent to execute this Agreement and Release and to accept full responsibility therefore; (d) Employee has been given twenty-one (21) days within which to consider this Agreement and Release; (e) Employee has used all or as much of that twenty-one (21) day period as Employee deemed necessary to consider fully this Agreement and Release and, if Employee has not used the entire twenty-on (21) day period, Employee waives that period not used; (f) Employee has read and fully understands the meaning of each provision of this Agreement and Release; (g) CEB has advised Employee to consult with an attorney concerning this Agreement and Release; (h) Employee freely and voluntarily enters into this Agreement and Release; and (i) no fact, evidence, event, or transaction currently unknown to Employee but which may hereafter become known to Employee shall affect in any manner the final and unconditional nature of the release stated above.
13. This Agreement and Release shall become effective and enforceable on the eighth (8th) day following execution hereof by Employee unless Employee revokes it by so advising CEB in writing received by Melody Jones, Chief Human Resource Officer, at CEB’s offices at 1919 North Lynn Street, Arlington, VA 22209 before the end of the seventh (7th) day after its execution by Employee.
14. CEB and Employee agree that any dispute arising under or relating in any way to this Agreement and Release will be submitted to arbitration in Northern Virginia, in front of a single arbitrator, in accordance with the then-current employment dispute resolution rules of the American Arbitration Association, as the exclusive remedy for such dispute, except that CEB reserves the right to seek preliminary or injunctive relief and/or appropriate equitable relief in a court of competent jurisdiction for violations by Employee of Paragraphs 7 or 8 of this Agreement and Release. CEB and Employee agree that such arbitration will be confidential except that the parties may discuss the arbitration if required by law or as reasonably necessary to prosecute or defend the arbitration or to enforce any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages, and shall not include punitive damages. Each party shall be responsible for its own attorneys’ fees and costs associated with such arbitration, except that, to the extent permitted by law, the cost of the arbitration (such as the Arbitrator’s fee) shall be shared equally between CEB and Employee.
15. This Agreement and Release shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.
16. The waiver by any party of a breach of any provision herein shall not operate or be construed as a waiver of any subsequent breach by any party.
17. The provisions of this agreement are severable. Should any provision herein be declared invalid by a court or arbitrator of competent jurisdiction, the remainder of the agreement will continue in force, and the parties agree to renegotiate the invalidated provision in good faith to accomplish its objective to the extent permitted by law.
18. This Agreement and Release may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.
IN WITNESS WHEREOF, the parties have hereunto set their hands.

/s/ Glenn Tobin	/s/ Melody Jones
Glenn Tobin	For The Corporate Executive Board Company

February 4, 2009	February 4, 2009
Date	Date

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